Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Nortel Networks Corporation

(Exact Name of Registrant as Specified in Its Charter)

CANADA (State or Other Jurisdiction of Incorporation or Organization)	3351 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

8200 Dixie Road, Suite 100

Brampton, Ontario, Canada L6T 5P6

(905) 863-0000

(Address of Principal Executive Offices)

Nortel 2005 Stock Incentive Plan

(Full Title of the Plan)

CT Corporation

111 8th Avenue

New York, NY 10011

(212) 894-8940

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

The Commission is requested to send copies of all communications to:

Deborah E. Kurtzberg Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2466	Gordon A. Davies General Counsel – Corporate and Corporate Secretary Nortel Networks Corporation 8200 Dixie Road, Suite 100 Brampton, Ontario, Canada L6T 5P6

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (2)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Nortel Networks Corporation Common Shares	122,000,000	$2.085	$254,370,000	$27,217.59

(1)

Consists of common shares of Nortel Networks Corporation (the “Shares”) to be made available pursuant to the Nortel 2005 Stock Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable amount of additional shares as may be offered or sold as a result of the operation of the Plan provisions as may be required in the event of a stock split, stock dividend, recapitalization or other similar adjustments in the outstanding Shares of Nortel Networks Corporation (the “Registrant”).

(2)

Includes the rights (the “Rights”) attached to each Share pursuant to the Amended and Restated Shareholder Rights Plan Agreement dated as of February 28, 2006. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing the Shares and may be transferred only together with the Shares.

(3)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices per Share of the Registrant as reported on the New York Stock Exchange on July 13, 2006.

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TABLE OF CONTENTS

PART I	INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Item 4. Description of Securities.

Item 5. Interests of Named Experts and Counsel.

Item 6. Indemnification of Directors and Officers.

Item 7. Exemption From Registration Claimed.

Item 8. Exhibits.

Item 9. Undertakings.

SIGNATURES

EXHIBIT INDEX

Opinion of Gordon A. Davies

Consent of Deloitte & Touche LLP

Consent of Gordon A. Davies

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PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which previously have been filed by Nortel Networks Corporation (the “Corporation” or “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a) The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on April 28, 2006, as amended by Form 10-K/A filed with the Commission on May 1, 2006 (with the exception of the audited consolidated financial statements and related notes in Item 8 and Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, in Item 7 thereof, which have been replaced by the audited consolidated financial statements and MD&A included in the Current Report on Form 8-K dated June 16, 2006; as a result of a change in the Corporation’s reportable segments in the first quarter of 2006, the Corporation revised its financial statements to reflect the new segments);

(b) The Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed with the Commission on June 6, 2006;

(c) The Corporation’s Current Reports on Form 8-K, filed with the Commission February 2, 2006, February 3, 2006, February 13, 2006, February 21, 2006, February 28, 2006, March 10, 2006, March 14, 2006, March 15, 2006, March 17, 2006, March 23, 2006, March 29, 2006, April 7, 2006, April 21, 2006, May 1, 2006, May 4, 2006, May 9, 2006, May 11, 2006, May 12, 2006, May 16, 2006, May 19, 2006, June 5, 2006, June 6, 2006, June 16, 2006, June 26, 2006, June 27, 2006, June 28, 2006, June 29, 2006, June 30, 2006, July 5, 2006 and July 6, 2006;

(d) The description of the Shares and the rights attached to each Share contained in the Corporation’s registration statement on Form 8-A filed with the Commission on April 28, 2000, as amended by Form 8-A/A filed with the Commission on May 1, 2000, Form 8-A/A filed with the Commission on April 25, 2003 and Form 8-A/A filed with the Commission on June 29, 2006; and

(e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the registration documents referred to in (a) above.

All reports and other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.

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Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Canada Business Corporations Act (the “Act”) provides generally that a corporation may indemnify a director or officer against all costs, charges and expenses of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being a director or officer, where the director or officer acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful. Where such an officer or director was not judged by the court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done, such officer or director is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred by the officer or director in connection with the defense of any civil, criminal, investigative or other proceeding to which he or she was subject by reason of being a director or officer.

By-law No. 1 of the Registrant, approved by the Board of Directors on February 22, 2001 and confirmed by the shareholders of the Registrant on April 26, 2001, implements the indemnification provisions of the Act and reads, in part, as follows:

“SECTION 9.2	INDEMNITY

Subject to the limitations contained in the Act, the corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the corporation or any such body corporate, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director of officer of the corporation or such body corporate, if:

(a)	such person acted honestly and in good faith with a view to the best interests of the corporation; and

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(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful.

The corporation shall indemnify any person referred to above who fulfills the conditions contained in (a) and (b) above and who has been substantially successful on the merits in the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of his or her being or having been a director or officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by such person in connection with the defense of such action or proceeding.

The corporation may also indemnify such persons in such other circumstances as the Act or other applicable law permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law. The corporation is hereby authorized to execute agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law.

SECTION 9.3	INSURANCE

To the extent permitted by the Act and other applicable law, the corporation may purchase and maintain insurance for the benefit of any person referred to in Section 9.2 against such liability as the board of directors may determine.”

The Act also provides specifically for the purchase of insurance by a corporation for the benefit of its directors and officers against liability incurred as such. Our directors and officers are covered by a group liability insurance policy.

Pursuant to indemnification agreements entered into with certain of its directors, the Registrant has agreed to indemnify and reimburse each such director for any injury, losses, liabilities, damages, charges, costs, expenses, fines or settlement amount reasonably incurred by any of them, including reasonable legal and other professional fees, (i) in connection with a claim, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing or other proceeding of any nature or kind whatsoever, whether civil, criminal, administrative or otherwise, made, asserted against or affecting such director or in which such director is required by law to participate or in which such director participates as the request of the Registrant or in which such director chooses to participate, if it relates to, arises from, or is based on such individual’s service as a director or officer of the Registrant or service as a director or officer of another entity at the request of the Registrant or (ii) otherwise related to, arising from or based on such individual’s service as a director or officer of the Registrant or service as a director or officer of another entity at the request of the Registrant, except if such indemnification or reimbursement would be prohibited by the Act or any other applicable law.

Item 7.	Exemption From Registration Claimed.

Not applicable.

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Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1

Restated Certificate and Articles of Incorporation of Nortel Networks Corporation dated October 1, 2000 (incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on October 18, 2000).

4.2	By-law No. 1 of Nortel Networks Corporation dated February 22, 2001 (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K dated March 13, 2001).

4.3

Amended and Restated Shareholder Rights Plan Agreement, dated as of February 28, 2006, between the Corporation and Computershare Trust Company of Canada, as Rights Agent, which includes the Form of Rights Certificate as Exhibit A thereto (incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A/A filed on June 29, 2006).

4.4	Nortel 2005 Stock Incentive Plan (incorporated by reference to the Registrant’s DEF 14A filed on May 2, 2005).

5.1	Opinion of Gordon A. Davies, General Counsel – Corporate and Corporate Secretary of the Registrant, regarding the validity of securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Gordon A. Davies, General Counsel – Corporate and Corporate Secretary of the Registrant (included in Exhibit 5.1).

24.1	Power of Attorney. (included on signature page hereof).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-

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effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brampton, Province of Ontario, Canada on the 14th day of July, 2006.

NORTEL NETWORKS CORPORATION
By:	/s/ MIKE S. ZAFIROVSKI
MIKE S. ZAFIROVSKI President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 14th day of July, 2006.

Signature	Title
Principal Executive Officer
/s/ MIKE S. ZAFIROVSKI	President and Chief Executive Officer,
(MIKE S. ZAFIROVSKI)	and a Director
Principal Financial Officer
/s/ PETER W. CURRIE	Executive Vice-President and
(PETER W. CURRIE)	Chief Financial Officer
Principal Accounting Officer
/s/ PAUL W. KARR
(PAUL W. KARR)	Controller
Authorized Representative in the United States:
NORTEL NETWORKS INC.
/s/ LYNN C. EGAN
Name: LYNN C. EGAN Title: Assistant Secretary

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Power of Attorney

Each person whose signature appears below constitutes and appoints Gordon A. Davies, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 14th day of July, 2006.

Directors:

/s/ J. H. BENNETT	/s/ J.A. MACNAUGHTON
(J. H. BENNETT)	(J.A. MACNAUGHTON)
/s/ M. BISCHOFF	/s/ J.P. MANLEY
(M. BISCHOFF)	(J.P. MANLEY)
/s/ J.B. HUNT, JR.	/s/ R.D. McCORMICK
(J.B. HUNT, JR.)	(R.D. McCORMICK)
/s/ H.J. PEARCE	/s/ M.S. ZAFIROVSKI
( H.J. PEARCE)	(M.S. ZAFIROVSKI)

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EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Restated Certificate and Articles of Incorporation of Nortel Networks Corporation dated October 1, 2000.	Incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on October 18, 2000.
4.2	By-law No. 1 of Nortel Networks Corporation dated February 22, 2001.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K dated March 13, 2001.
4.3

Amended and Restated Shareholder Rights Plan Agreement, dated as of February 28, 2006, between the Corporation and Computershare Trust Company of Canada, as Rights Agent, which includes the Form of Rights Certificate as Exhibit A thereto.

Incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A/A filed on June 29, 2006.
4.4	Nortel 2005 Stock Incentive Plan.	Incorporated by reference to the Registrant’s DEF 14A filed on May 2, 2005.
5.1	Opinion of Gordon A. Davies, General Counsel – Corporate and Corporate Secretary of the Registrant, regarding the validity of securities being registered.	Filed herewith.
23.1	Consent of Deloitte & Touche LLP.	Filed herewith.
23.2	Consent of Gordon A. Davies, General Counsel – Corporate and Corporate Secretary of the Registrant.	Included in Exhibit 5.1.
24.1	Power of Attorney.	Included on signature page hereof.

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